                                                                      EXHIBIT 11
                                                                      ----------

                              INTEG INCORPORATED
                STATEMENT RE: COMPUTATION OF PER SHARE NET LOSS

                                                                                            PERIOD FROM
                                                                                            APRIL 3, 1990
                                                                                           (INCEPTION) TO
                                                         YEAR ENDED DECEMBER 31,             DECEMBER 31,
                                               -----------------------------------------
PRIMARY EARNINGS PER SHARE:                         1996           1995          1994           1996
---------------------------                    -------------    ----------    ----------    -----------
Average shares outstanding                         4,889,245       433,333       322,831        935,132


SAB No. 83 shares - shares convertible
into common stock and stock options and
warrants granted at exercise prices less
than the initial public offering price during
the 12 months preceding the initial public
offering using the treasury method                   412,527     1,650,108     1,650,108      1,457,705
                                               -------------    ----------    ----------    -----------
Total                                              5,301,772     2,083,441     1,972,939      2,392,837
                                               =============    ==========    ==========    ===========
Net loss                                         ($9,083,432)  ($5,048,730)  ($2,492,220)  ($18,873,957)
                                               =============    ==========    ==========    ===========
Net loss per share                                    ($1.71)       ($2.42)       ($1.26)        ($7.89)
                                               =============    ==========    ==========    ===========

FULLY-DILUTED EARNINGS PER SHARE
--------------------------------
Average shares outstanding                         4,889,245       433,333       322,831        935,132

SAB No. 83 shares - shares convertible
into common stock and stock options and
warrants granted at exercise prices less
than the initial public offering price during
the 12 months preceding the initial public
offering using the treasury method                   412,527     1,650,108     1,650,108      1,457,705

Assumed conversion of all series of
convertible preferred stock                        2,893,870     4,186,335     1,987,839      1,344,759
                                               -------------    ----------    ----------    -----------
Total                                              8,195,642     6,269,776     3,960,778      3,737,596
                                               =============    ==========    ==========    ===========
Net loss                                         ($9,083,432)  ($5,048,730)  ($2,492,220)  ($18,873,957)
                                               =============    ==========    ==========    ===========
Net loss per share                                    ($1.11)       ($0.81)       ($0.63)        ($5.05)
                                               =============    ==========    ==========    ===========